Exhibit 99.1

Gaming Partners International and International Game Technology Enter Into RFID License and Transfer Agreement

GPI to strategically unite RFID technologies with acquisition of certain rights from IGT

Las Vegas, Nevada, - August 26, 2010 – Gaming Partners International Corporation (Nasdaq: GPIC), a worldwide leader of casino currency and table games equipment, announced that it has entered into an RFID License and Transfer Agreement with International Game Technology (NYSE: IGT) covering certain high-frequency RFID rights and products including software related to a Chip Inventory System (“CIS”), a newly developed communication platform to integrate RFID data into a variety of casino management systems and a license  to certain other RFID related intellectual property and assets.

As a result of the agreement, GPI has acquired the ability to develop, manufacture and distribute additional high-frequency RFID products and systems worldwide. Together IGT and GPI will provide for transition of sales, support and service of IGT’s current high-frequency RFID customers.

Casinos worldwide continue to increase their desire for RFID technology in both low (1.25 KHz) and high (13.56 MHz) frequencies. Previously, GPI held rights and licenses for low-frequency RFID products and software systems, as well as limited rights for high-frequency products.  This transaction, which provides GPI access to certain RFID related intellectual property for the 13.56 MHz Phase Jitter Modulation  technology and the rights to IGT’s CIS, will enable GPI to converge RFID applications for the two frequencies and add improved functionality, security and communications with a range of casino systems.

GPI’s low-frequency and IGT’s high-frequency systems have been the most widely implemented chip tracking technology in the marketplace. Both employ RFID-based capabilities to provide casino operators with the tools necessary to maintain an accurate real-time inventory of the entire stock of chips, and securely and efficiently transfer gaming chips to each table across the casino floor into the cage areas and all validation points.   Subsequent to this transaction, GPI’s customers will now have a larger array of RFID options and solutions.

“Our leadership in gaming currency and RFID products makes GPI the logical choice for unifying these technologies,” GPI President and CEO Greg Gronau commented. “This acquisition will aid in the expansion of our opportunities in RFID systems both in terms of sales or RFID hardware and the licensing of software. This will allow our customers to better secure its currency, authenticate chips, gather other data at the table and cage, while linking with a casino’s backend system.  We have a strong relationship with IGT and will be working closely with them to provide our customers with a smooth transition,” Gronau concluded.

“This transaction will allow our mutual customers to enjoy the technological and creative benefits that will undoubtedly arise from uniting disparate pools of RFID technology under a pit-focused organization like GPI," states Javier Saenz, VP Network Systems.   "IGT is committed to serving its customers not only directly with its own market-leading products but also through third-party relationships with companies like GPI.”

About Gaming Partners International Corporation

GPIC manufactures and supplies (under the brand names of Paulson®, Bourgogne et Grasset® and Bud Jones®) casino chips, including plaques and jetons and low frequency and high frequency RFID chips, low and high frequency RFID readers, table layouts, playing cards, table accessories, gaming furniture, dice, roulette wheels, and other products that are used with casino table games such as blackjack, poker, baccarat, craps, and roulette. GPIC is headquartered in Las Vegas, Nevada, with offices in Beaune, France; San Luis Rio Colorado, Mexico; Atlantic City, New Jersey; and Gulfport, Mississippi. GPIC sells its casino products directly to licensed casinos throughout the world. For additional information about GPIC, visit our web site at www.gpigaming.com.

About IGT
International Game Technology (NYSE: IGT) is a leader in the design, development and manufacture of gaming machines and systems products worldwide. More information about IGT is available at www.IGT.com.

Safe Harbor Statement

This release contains “forward-looking statements” based on current expectations but involving known and unknown risks and uncertainties, such as statements relating to anticipated future sales or the timing thereof; the long-term growth and prospects of our business or any jurisdiction; the duration or effects of unfavorable economic conditions which may reduce our product sales; and the long term potential of the RFID gaming chips market and the ability of Gaming Partners International to capitalize on any such growth opportunities. Actual results or achievements may be materially different from those expressed or implied. Gaming Partners International’s plans and objectives are based on assumptions involving judgments with respect to future economic, competitive and market conditions, the timing and its ability to consummate, acquisitions, and future business decisions and other risks and uncertainties identified in Part I-Item 1A, “Risk Factors” of the Company’s Form 10-K for the period ended December 31, 2009, all of which are difficult or impossible to predict accurately and many of which are beyond its control. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

For more Information please contact:
For Gaming Partners International Corporation:

Gerald W. Koslow
702-598-2401
jkoslow@gpigaming.com

For International Game Technology:

Craig S. Billings
702-669-7695
craig.billings@igt.com

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